Exhibit 1(ii) under Form N-1A
                                            Exhibit 3(i) under Item 601/Reg. S-K

                               TOWER MUTUAL FUNDS

                                 Amendment No. 7
                                       to
                              DECLARATION OF TRUST
                               dated April 8, 1988



      THIS Declaration of Trust is amended as follows:

      Strike the first paragraph of Section 5 of Article III from the Declaration of Trust and substitute in its place the following:

            "SECTION 5. ESTABLISHMENT AND DESIGNATION OF SERIES OR CLASS. Without limiting the authority of the Trustees set forth in Article XII, Section 8, inter alia, to establish and designate any additional series or class or to modify the rights and preferences of any existing Series or Class, Tower Capital Appreciation Fund - Class A Shares, Tower Capital Appreciation Fund Class B Shares, Tower Cash Reserve Fund - Class A Shares, Tower Cash Reserve Fund - Class B Shares, Tower Louisiana Municipal Income Fund, Tower Mid Cap Equity Fund - Class A Shares, Tower Mid Cap Equity Fund - Class B Shares, Tower Total Return Bond Fund, Tower U.S. Government Income Fund and Tower U.S. Treasury Money Market Fund shall be and are established and designated as Classes and Series of the Trust.

      The undersigned hereby certify that the above stated amendment is a true and correct Amendment to the Declaration of Trust, as adopted by the Board of Trustees on March 10, 1998.

      WITNESS the due execution hereof this 10th day of March, 1998.


/S/ ROBERT L. DIBENEDETTO                 /S/ EDWARD C. GONZALES
Robert L. diBenedetto                     Edward C. Gonzales

/S/ JAMES A. GAYLE, SR.                   /S/ J. GORDON REISCHE
James A. Gayle, Sr.                       J. Gordon Reische